Exhibit 5.1

July 13, 2005

COMSYS IT Partners, Inc.

4400 Post Oak Parkway, Suite 1800

Houston, TX 77027

Re:	COMSYS IT Partners, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to COMSYS IT Partners, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as the same may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the selling stockholders set forth on Exhibit A attached hereto and listed in the Registration Statement (the “Selling Stockholders”) of up to 9,372,317 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

1700 Pacific Avenue / Suite 4100 / Dallas, TX 75201-4675 / 214.969.2800 / fax: 214.969.4343 / www.akingump.com

COMSYS IT Partners, Inc.

July 13, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP

EXHIBIT A

SELLING STOCKHOLDERS

Wachovia Investors, Inc.

GTCR Fund VI, L.P.

GTCR Associates VI, LP

GTCR VI Executive Fund, L.P.

J.P. Morgan Direct Corporate Finance Institutional Investors LLC

J.P. Morgan Direct Corporate Finance Private Investors LLC

Old Trafford Investment Pte. Ltd.

Michael T. Willis

David L. Kerr

Margaret G. Reed

Joseph C. Tusa, Jr.

Albert S. Wright IV

Jeffrey J. Weiner

Mark R. Bierman

Bernice L. Arceneaux